Filed under Rule 433
File No. 333-153353

Final Term Sheet

June 9, 2009

Issuer:	CMS Energy Corporation
Security:	8.75% Senior Notes due 2019
Aggregate Principal Amount Offered:	$300,000,000
Maturity:	June 15, 2019
Annual interest rate:	8.75%
Yield to maturity:	9.00%
Spread to Treasury:	513.8 basis points
Benchmark Treasury security:	3.125% due May 15, 2019
Benchmark Treasury yield:	3.862%
Interest payment dates:	June 15 and December 15
First interest payment date:	December 15, 2009
Public offering price:	98.374%
Optional redemption:	Make-whole call at any time at Treasury rate plus 75 basis points
Trade date:	June 9, 2009
Settlement date:	June 15, 2009 (T+4)
Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Banc of America Securities LLC Citigroup Global Markets Inc. UBS Securities LLC
Co-Managers:	Wedbush Morgan Securities Inc. Credit Suisse Securities (USA) LLC Daiwa Securities America Inc. The Huntington Investment Company
CUSIP/ISIN:	125896BC3 / US125896BC31

CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847 and Deutsche Bank Securities Inc. toll-free at 800-503-4611.

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